Exhibit 21

STATE OF INCORPORATION
SUBSIDIARIES OF THE REGISTRANT	OR ORGANIZATION
Maverick Tube, L.P.	Delaware
Maverick Investment, LLC	Delaware
Maverick GP, LLC	Delaware
Maverick C&P, Inc.	Delaware
Maverick Tube International Holdings, Inc.	Delaware
Maverick Tube Canada GP Ltd.	Alberta
Maverick Tube Canada LP	Alberta
Prudential Steel Ltd.	Alberta
Precision Tube Holding, LLC	Delaware
Precision Tube Technology, L.P.	Texas
Precision GP, LLC	Delaware
Precision Tube Canada Limited	Alberta
Precision Tube Technology Limited	Scotland
SEAC Acquisition, LLC	Delaware
SeaCAT, L.P.	Texas
Republic Conduit Holding, LLC	Delaware
Hickman Pipe Coating, LLC	Arkansas
Pennsylvania Cold Drawn Corporation	Delaware
Tubos del Caribe Ltda.	Colombia
Tubulares de Colombia Ltda.	Colombia
Tubular Transport Services Inc.	Delaware
AdvanceCo LP	Delaware
Advance Tubular de Venezuela ATV, C.A.	Venezuela
Advance Tubular de Ecuador S.A.	Ecuador
Consorcio Metalúrgico Nacional Ltda.	Colombia
Maverick Tube Latino America, SRL	Venezuela
Maverick Tube Mexico S de R.L. de C.V.	Mexico
International Growth Partners S. de R.L.	Panama
International Growth Investors Ltd.	British Virgin Islands
Select Growth Partners S. de R.L.	Panama
Select Common Partners Ltd.	British Virgin Islands
Maverick Tube Canada ULC	Nova Scotia
Republic Conduit Manufacturing	Kentucky partnership